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                                      EXHIBIT 99


                     CHILDREN'S BROADCASTING RECEIVES SHAREHOLDER
                        APPROVAL FOR SALE OF RADIO STATIONS
                      TO GLOBAL BROADCASTING FOR $72.5 MILLION



MINNEAPOLIS, MN, JAN. 7 -- Children's Broadcasting Corporation (CBC, Nasdaq National Market: AAHS) announced today that, at its Special Meeting of Shareholders held yesterday, CBC shareholders voted to approve the sale of all of the Company's owned and operated radio stations to Global Broadcasting for approximately $72.5 million in cash.

     Christopher T. Dahl, Chairman and CEO of CBC, said that, "All requirements have now been met and we look forward to closing the sale of the stations later this month."